Exhibit 10.1

EXECUTION COPY

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT, dated as of February 19, 2026 (this “Agreement”), is among Fermi High Voltage Warehouse LLC, a limited liability company duly organized and existing under the laws of the State of Texas and having its principal place of business and chief executive office at 620 S. Taylor St., Suite 301, Amarillo, Texas 79101 (the “Borrower”), each of the Lenders (as defined below) from time to time party hereto, KEYSTONE NATIONAL GROUP, LLC, a Delaware limited liability company, not in its individual capacity but solely as collateral agent and administrative agent for the Lenders from time to time party hereto (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), and CAPE COMMERCIAL FINANCE LLC, a Delaware limited liability company having its principal office at 200 W Forsyth St, Suite 1230, Jacksonville, Florida 32202 (“CCF”), as sole arranger (in such capacity, the “Sole Arranger”).

WHEREAS, Borrower has applied to Initial Lender (as defined below) for a loan with respect to the purchase of certain equipment to be used in the Project (as defined below), and Initial Lender has agreed to extend a loan to Borrower in one or more advances not to exceed the Maximum Principal Amount (as defined below); and

WHEREAS, from time to time hereafter Borrower may request that the Lenders agree to provide additional loans for purposes of financing the purchase of equipment to be used in connection with the Project, subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises, provisions and covenants contained herein, the Parties (as defined below) agree as follows:

Section 1. Definitions. The following terms will have the following meanings and will be equally applicable to both the singular and plural forms of the terms defined:

“Acceptance Deadline” means, with respect to any Advance and the related Applicable Collateral, the later to occur of (a) the applicable “Acceptance Deadline” specified in the related Note with respect to such Advance and (b) such later date as may be approved in writing by Borrower, Agent and the Lender with respect to such Advance.

“Additional Material Document” means, collectively, any contract or agreement (or series of related contracts or agreements) effective as of the date hereof or entered into by Borrower subsequent to the date hereof that (a) replaces or is entered into in substitution of an existing Material Document, and any further replacement or substitution thereof, (b) obligates such Person to make payments in an aggregate amount exceeding $500,000 over the term of such contract or agreement, (c) has a revenue value to such Person over its term in excess of $500,000, (d) would reasonably be expected to have a Material Adverse Effect if such Additional Material Document was terminated (other than in accordance with the terms thereof and not due to a default or breach by Borrower), or (e) is made with respect to the installation, transportation, use, operation, maintenance or storage of any Equipment Collateral. For the avoidance of doubt, none of the Loan Documents shall be deemed to be an Additional Material Document.

“Advance” means a disbursement of a portion of the Maximum Principal Amount by a Lender to or for the benefit of Borrower pursuant hereto.

“Advance Request” means a request delivered by Borrower to Agent for purposes of requesting an Advance by the Lenders hereunder, in the form of Exhibit B attached hereto.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition “controls” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent” has the meaning given to such term in the preamble of this Agreement.

“Applicable Collateral” means, with respect to any Lender and a Note, the Equipment Collateral to be financed with the proceeds of the related Advance, as more particularly described in such Note.

“Applicable Law” means the laws of the State of New York or the laws of the United States of America, whichever laws allow the greater interest; as such laws now exist or may be changed or amended or come into effect in the future.

“Applied Prefunded Amount” has the meaning assigned to such term in Schedule B attached hereto.

“Approved Customer Agreement” means an agreement for a powered shell having a minimum gross square footage of 200,000 and capable of receiving at least 200 megawatts of electric power, for use and occupancy by a tenant or licensee of the tenant under the Ground Lease, (a) with an Approved Customer and (b) with terms and conditions that are reasonably acceptable to the Agent.

“Approved Customers” means (a) any customer that (i) has (A) tangible net worth greater than the total payment obligations under the lease agreement, (B) a public corporate or family credit rating of at least on of S&P’s, Moody’s or Fitch that is equal to or better than (i) BB- from S&P or (ii) Ba3 from Moody’s or (iii) BB- from Fitch, or (C) its obligations under the lease guaranteed by an affiliate satisfying either (A) or (B), or (b) any party that has otherwise been approved by Agent in its sole discretion.

“Asset Transfer Agreement” means each assignment and assumption agreement between Fermi Equipment Holdco, LLC and Fermi, each as an assignor, and Borrower, as assignee, with respect to Collateral.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12(c)), and accepted by Agent, in substantially the form of Exhibit A or any other form approved by Agent.

“Availability Period” has the meaning given to such term in Section 2(a) of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the Availability Period with respect to Advances under any Note shall expire (unless earlier terminated hereunder or in accordance with such Note) on the last day of the appliable “Availability Period” specified in such Note.

“Borrower” has the meaning given to such term in the preamble of this Agreement.

“Borrower Equity Contribution” means, with respect to any Equipment Collateral, the portion of the Equipment Purchase Price required to be funded in cash by Borrower from sources other than any Advance hereunder, equal to twenty percent (20%) of the Equipment Purchase Price, as shall be satisfied, in whole or in part, by automatic dollar-for-dollar application of the Remaining Prefunded Amount to the Borrower Equity Contribution for each Advance until the Remaining Prefunded Amount is reduced to $0.

“Borrower Prefunded Amount” means the aggregate amount of cash funded or otherwise expended by Borrower, Pledgor or Guarantor with respect to Equipment Collateral prior to the Closing Date, and for which Agent shall have received such documentation of the funding thereof as Agent may require in its reasonable discretion. As of the Closing Date, the Borrower Prefunded Amount is $$46,131,390.38.

“Business Day” will mean any day other than a Saturday, Sunday or public holiday or the equivalent for banks operating in the States of New York or Utah.

“Change of Control” means (i) with respect to Borrower, Parent fails to own and control, directly or indirectly, 100% of the outstanding Equity Interests of Borrower and (ii) with respect to Borrower or Parent, Fermi fails to own and control, directly or indirectly, 100% of the outstanding Equity Interests of Borrower or Parent.

“Claims” shall mean all claims, allegations, harms, judgments, good faith settlements entered into, suits, actions, debts, obligations, damages (whether incidental, consequential or direct), demands (for compensation, indemnification, reimbursement or otherwise), losses, penalties, fines, liabilities (including strict liability), charges that any Indemnitee has incurred or for which it is responsible, in the nature of interest, Liens, and costs (including documented attorneys’ fees and disbursements and any other documented legal or non-legal expenses of investigation or defense of any Claim, whether or not such Claim is ultimately defeated or incurred in enforcing the rights, remedies or indemnities provided for hereunder, or otherwise available at law or equity to Agent or any Lender), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, by or against any person, related to or arising out of this Agreement, any other Loan Document, the Collateral or any Indemnitee’s interest in any of the foregoing.

“Closing Date” means February 19, 2026.

“Closing Fee” has the meaning set forth in the fee letter, dated as of the Closing Date, and as separately agreed between Borrower and the Sole Arranger.

“Code” means the Uniform Commercial Code as adopted in the State of New York, as amended from time to time; provided, that, if, with respect to any financing statement or by reason of any Applicable Law, the perfection or the effect of perfection or non-perfection of the security interests granted to Agent or any Lender pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Collateral” means, individually or collectively, as the context may require, the “Collateral” (as defined in the Security Agreement), the “Collateral” (as defined in the Membership Interest Pledge), the “Related Collateral” as defined in each Note and any other property upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Access Agreement” means a collateral access agreement executed by the owner, lessor, licensor and/or mortgagee of any real property on which any Equipment Collateral may be located, confirming Agent’s access to the Equipment Collateral following the occurrence of and during the continuance of any Event of Default and otherwise in form and substance satisfactory to Agent.

“Consents” means the consents to collateral access, collateral assignment, bailee letters, warehouse lien agreements or other agreements identified on Schedule C by and among Agent and the Persons identified therein, in form and substance reasonably satisfactory to Agent.

“Conversion Date” means, with respect to each Note and the related Advance, the applicable Conversion Date specified in such Note.

“Customer” means a counterparty to an Approved Customer Agreement.

“Debt” means, for any Person, (a) any obligations of such Person and its subsidiaries for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) any obligations of such Person and its subsidiaries (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments (other than surety, appeal or performance bonds to the extent that such surety, appeal or performance bonds do not constitute or result in the incurrence of reimbursement obligations payable by such Person); (c) any accrued expenses, liabilities or other obligations of such Person and its subsidiaries to pay the deferred purchase price of any property or services (excluding trade payables owing in the ordinary course of business) and/or (d) any obligations of such Person and its subsidiaries under any leases which are required to be classified and accounted for as finance leases on the balance sheet of such Person under GAAP (and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, with the passage of time or notice, could constitute an Event of Default.

“Default Rate” means a rate equal to the lesser of (i) 1.5% per month and (ii) the maximum rate of interest permitted by Applicable Law.

“Deposit Account” means the deposit account that is maintained by Borrower at the Deposit Account Bank and subject to the Deposit Account Control Agreement.

“Deposit Account Bank” means Citibank, N.A. or such other party acceptable to Agent (such approval not to be unreasonably withheld, delayed or denied).

“Deposit Account Control Agreement” means the deposit account control agreement among the Borrower, as lien grantor, Agent, as secured party, and Deposit Account Bank, as depositary bank, with respect to the Deposit Account, which shall be delivered by the Borrower in accordance with Section 5(s) hereof.

“Discharge Date” means the date on which all Obligations have been Paid in Full.

“Eligible Location” means (a) the real property subject to the Ground Lease, (b) any location referenced in Section 5(g) of this Agreement, (c) subject to receipt by the Agent of a Collateral Access Agreement and Supplier Consent from the applicable vendor, such vendor’s yard or pre-delivery location prior to any Equipment Collateral being moved to another Eligible Location, (d) Watco Companies, LLC’s storage facility located at 13901 Industrial Road in Houston, Texas, (e) 688 FM 683, Panhandle TX, 79068, and (f) any other real property approved by Agent (such approval not to be unreasonably conditioned, withheld, delayed or denied) in writing that is the subject of a Collateral Access Agreement.

“Equipment Collateral” means all of the assets, whether or not affixed to realty, comprising the “Related Collateral” as defined and described in each Note, together with all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements and replacements thereof or thereto, and any and all proceeds thereof, including, without limitation, proceeds of insurance.

“Equipment Purchase Price” mean, for the applicable Equipment Collateral purchased by Borrower from a Person that is not an Affiliate of Borrower, the documented aggregate cash purchase consideration paid for such Equipment Collateral pursuant to the related Supply Contract.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests, of (or other ownership or profit interests in) such Person, or beneficial interests in such Person if such Person is a trust, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, limited liability company or membership interests, partnership interests or other equity interests (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and all securities containing profit participation features, equity appreciation rights, phantom equity rights or other similar rights and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” means any event specified in Section 8 of this Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or Agent or required to be withheld or deducted from a payment to any Lender or Agent, (a) Taxes imposed on or measured by income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (or if such Lender is an intermediary, partnership or other flow-through entity for U.S. federal income tax purposes, the date on which the relevant beneficiary, partner or member of such Lender becomes a beneficiary, partner or member thereof, if later) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(h), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2(h)(ii) and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Fermi” means Fermi Inc. (formerly known as Fermi LLC), a corporation duly incorporated and existing under the laws of the State of Texas and. As of the Closing Date, having its principal place of business and chief executive office at 620 S. Taylor St., Suite 301, Amarillo, Texas 79101.

“Fermi SPE” means Fermi SPE LLC, a Delaware limited liability company.

“Final Delivery” means, and shall be deemed to have occurred with respect to any Equipment Collateral, upon the satisfaction of the following conditions, as certified by the Borrower and accompanied by such evidence of satisfaction as Agent may require in its reasonable discretion:

(a) Such Equipment Collateral has been fully delivered at the applicable Eligible Location therefor in accordance with the related Supply Contract, and the Borrower has accepted delivery thereof; and

(b) All payments required to be made by the Borrower in respect of such Equipment Collateral pursuant to the related Supply Contract, including all Progress Payments, have been paid in full, and the Borrower as acquired legal title to such Equipment Collateral subject to no rights or retained interests of the applicable supplier or vendor thereof.

“Financial Statements” has the meaning given to such term in Section 7(b).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any state thereof or the District of Columbia or a foreign entity or government.

“Ground Lease” means that certain Ground Lease Agreement, dated May 14, 2025 by and among The Texas Tech University System, Texas Tech University and Fermi SPE, as amended by that certain First Amendment to Ground Lease Agreement, dated August 11, 2025, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in any manner not prohibited by this Agreement.

“Groundwater Lease” means that certain Groundwater Lease, dated May 14, 2025 by and among The Texas Tech University System, Texas Tech University and Fermi SPE, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in any manner not prohibited by this Agreement.

“Guarantor” means Fermi, together with its successors and permitted assigns.

“Guaranty” means, the limited guaranty provided by Guarantor in favor of Agent, for the benefit of the Lenders, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in any manner not prohibited by this Agreement.

“Impaired Equipment Collateral” means, as of any date of determination, Equipment Collateral subject to and constituting Applicable Collateral for an Advance, and for which (a) Final Delivery has not occurred on or before the applicable Acceptance Deadline specified in the related Advance Request, or (b) to the extent such Equipment has been installed, such Equipment Collateral is determined to be faulty, deficient for its intended use or otherwise out of compliance with the parameters set forth in the related Supply Contract, or the Borrower shall have otherwise failed to provide evidence of the inspection, testing and final acceptance thereof, in form and substance acceptable to the Agent in its sole discretion.

“Indemnitee” has the meaning given to such term in Section 12(i) of this Agreement.

“Initial Lender” means Keystone Private Income Fund, and its successors and assigns.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Lender” means Initial Lender and each of the Persons that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Advance Rate” means eighty percent (80%) of the Equipment Purchase Price for the Equipment Collateral subject to such Advance.

“Lien” means a Person’s interest in any right, title or interest in any property securing an obligation owed to, or a claim by, such Person (or the Persons that such Person serves as agent or trustee for), including any mortgage, deed of trust, lien (whether statutory or otherwise), security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Liquidity” means the sum of (a) any assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), or certificates of deposit issued by a commercial bank having net assets of not less than $500 million, (b) assets of the Guarantor’s Subsidiaries in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), or certificates of deposit issued by a commercial bank having net assets of not less than $500 million, and (c) unrestricted proceeds available for draw under any of the Guarantor’s credit facilities or any credit facilities of its Subsidiaries.

“Loan” means, collectively, the aggregate amount of all Advances made pursuant to all Notes.

“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty, each Asset Transfer Agreement, each Collateral Access Agreement, the Security Agreement, each collateral assignment of a Material Document, each Supplier Consent, the Deposit Account Control Agreement, the Membership Interest Pledge, and all other documents, agreements, certificates, instruments and opinions executed and delivered in connection herewith and therewith, as the same may be modified, extended, restated or supplemented from time to time.

“Loan Party” or “Loan Parties” means Borrower and any Subsidiary guarantor of any or all Obligations under any of the Loan Documents.

“Material Adverse Effect” means (a) a material adverse change in the status of the business, results of operations or condition (financial or otherwise) of any Loan Party, Guarantor or Pledgor; or (b) a material adverse change in (i) the ability of any Loan Party, Guarantor or Pledgor to perform any material obligations under the Loan Documents, (ii)  the ability of any Secured Party to enforce any of the Obligations, (iii) the validity, priority or perfection of the Secured Parties’ security interests in and Liens on the Collateral, or (iv) the validity, legality, binding effect or enforceability against any Loan Party, Guarantor or Pledgor of this Agreement or any of the other Loan Documents to which it is a party.

“Material Documents” means (a) each Supply Contract, (b) any Storage Agreement, (c) the Ground Lease, (e) the Groundwater Lease and (f) any Additional Material Documents.

“Maximum Principal Amount” means an aggregate principal amount of One Hundred Twenty Million and No/100 Dollars ($120,000,000), as may be increased pursuant to Section 2(i) of this Agreement from time to time.

“Membership Interest Pledge” means the Pledge Agreement dated as of the Closing Date between Parent, as pledgor, and the Agent, for the benefit of the Lenders.

“MOIC Minimum” means, as of any date on which a Prepayment Amount is payable to a Lender hereunder, the amount, if any, that would be required to be paid by Borrower to such Lender to cause the MOIC Ratio to be equal to at least 1.22 to 1.00.

“MOIC Ratio” means, as of any date of determination on which a Prepayment Amount is payable to a Lender hereunder, a multiple on invested capital calculated with respect to such Lender as the ratio of (a) the sum of (i) the aggregate original principal amount of the Advances funded by such Lender through and including such date of determination, plus (ii) all accrued unpaid interest on such Advances through such date of determination, whether paid, unpaid or previously capitalized, other than interest assessed at the Default Rate, plus (iii) all other fees, amounts and other payments and Obligations received by such Lender in respect of such Advances, to (b) the aggregate original principal amount of the Advances funded by such Lender through and including such date of determination.

“Note” means a promissory note in the form of Exhibit C to be executed by Borrower in favor of the applicable Lender with respect to an Advance.

“Obligations” means all indebtedness, obligations and liabilities of Borrower under each Note, this Agreement or any of the other Loan Documents, whether on account of principal, interest, indemnities, fees (including, without limitation, attorneys’ fees, remarketing fees, origination fees, collection fees and all other professionals’ fees), costs, expenses, Taxes or otherwise.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections solely arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document).

“Paid in Full” or “Payment in Full” means the indefeasible payment in full in cash of all Obligations (other than Unasserted Contingent Obligations), together with accrued and unpaid interest thereon.

“Parent” means Fermi Warehouse LLC, a Texas limited liability company.

“Party” means any Loan Party, any Lender or Agent.

“Permitted Exchange” means, with respect to any item of Equipment Collateral, the exchange or replacement of such item of Equipment Collateral with an item that, (a) is owned by Borrower free and clear of all Liens (other than Permitted Liens), (b) as certified in writing to Agent and accompanied by such supporting evidence as Agent may reasonably request to evidence the same concurrent with the consummation of such Permitted Exchange (i) is a similar model or an improved model as the item being exchanged or replaced, (ii) has equivalent (or better) age and application as the item being exchanged or replaced and (iii) is in as good operating condition and has equivalent (or better) remaining useful life and value as the item being exchanged or replaced and (c) if such item of Equipment Collateral subject to such exchange or replacement has a book value in excess of $25,000, Agent and the Lender for which such Equipment Collateral constitutes Applicable Collateral under the Note held by such Lender has given its prior written consent of such exchange or replacement; provided that Agent and the applicable Lender shall not withhold, delay, condition, or deny such consent if it is requested pursuant to clause (c) of this definition in connection a Qualified Equipment Exchange.

“Permitted Exchange Proceeds Requirement” means, in connection with any Permitted Exchange, the remittance by Borrower to Agent of all proceeds from the disposition of the Equipment Collateral subject to such Permitted Exchange (or rights under the related Supply Contract or other interests therein), concurrently with Borrower’s receipts therein, to be held by Agent in accordance with the following: (a) such proceeds shall be maintained by Agent in a segregated account to which Borrower has no right of access or withdrawal, (b) such proceeds shall constitute cash collateral for the payment of the Obligations and, upon the occurrence and during the continuance of an Event of Default, Agent shall apply the same to the payment of the Obligations in the applicable order of priorities set forth herein, and (c) so long as no Event of Default has occurred and is continuing, Agent shall make disbursements of such proceeds for purposes of making Progress Payments or the payment of the purchase price in a single installment, as the case may be, under the Supply Contract for the replacement Equipment Collateral, upon Borrower’s written request and the delivery by Borrower to Agent of such supporting documentation and information as Agent may request with respect to each such disbursement.

“Permitted Liens” means:

(a) Liens and security interests in favor of any Secured Party securing any Obligations;

(b) Liens for fees, Taxes, levies, duties or other governmental charges of any kind, Liens of mechanics, materialmen, laborers, employees or suppliers and similar Liens, in each case, not yet past due or that are being contested in good faith by negotiations or by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP or for which adequate bonds have been provided, so long as such Liens are not filed or imposed by an Affiliate of the Borrower and are not in excess of $2,000,000 in the aggregate at any time, without the approval of the Administrative;

(c) Liens in favor of Deposit Account Bank arising in connection with Borrower’s Deposit Account held at such institution, in each case granted in the ordinary course of business to secure customary fees and charges;

(d) Liens arising under trade contracts or other obligations of a like nature incurred in the ordinary course of business of the Loan Parties, in each case, not yet past due or that are being contested in good faith by negotiations or appropriate proceedings for which adequate reserves have been established in accordance with GAAP or for which adequate bonds have been provided, and provided further, in each case, that such Liens are subordinate to the Liens of Agent on the Collateral;

(e) obligations or duties to any Governmental Authority (excluding Taxes and other obligations of the type described in subclause (a) of this definition) arising in the ordinary course of business (including under licenses and permits held by Borrower and under all applicable laws, rules, regulations and orders of any Governmental Authority);

(f) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, and provided the aggregate amount outstanding thereunder at any time does not exceed $5,000,000; and

(g) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of intent, purchase orders and other obligations of a like nature incurred in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and the successors, heirs and assigns of each.

“Prepayment Amount” means, in connection with any prepayment of the Loan hereunder (including, upon acceleration of the Obligations following the occurrence of any Event of Default):

(a) if Borrower voluntarily prepays all or any portion of the Loan pursuant to Section 2(j) hereof (other than pursuant to Section 2(j)(i) or (ii) hereof), the prepaid amount shall be the applicable outstanding principal amount subject to such prepayment under the related Note(s), together with the applicable MOIC Minimum for the portion of the Loans being prepaid;

(b) if Borrower is required to prepay all or any portion of the Loan pursuant to pursuant to Section 2(j)(i) hereof, the prepaid amount shall be the product of (i) the applicable principal amount prepaid, multiplied by (ii) 1.05; or

(c) if Borrower is required to prepay all or any portion of the Loan pursuant to pursuant to Section 2(j)(ii) hereof, the prepaid amount shall be the applicable principal amount prepaid.

The Prepayment Amount set forth in the foregoing clause (a), clause (b), and clause (c) shall include, without duplication, (x) all interest accrued on the amount so prepaid, but not yet paid as of the date of the applicable prepayment plus (y) all other then due and payable Obligations applicable to the amount so prepaid (which shall not, for the avoidance of doubt, include any additional penalties or premiums with respect to such prepayment not expressly set forth in clause (a) or clause (b) of this definition).

Notwithstanding anything to the contrary herein or in any other Loan Document, no premium, fee, or penalty shall apply to any prepayments made in connection with a Permitted Exchange or if Borrower consummates a Permitted Exchange within sixty (60) days of the applicable prepayment, provided, in each case, that (i) Borrower shall have provided Agent with written notice of such Permitted Exchange and all relevant details with respect thereto (including the proposed replacement Equipment Collateral and the terms of the transaction giving rise to such Permitted Exchange), not less than five (5) Business Days prior to the earlier to occur of the date of consummation of such Permitted Exchange or the date on which the related prepayment would be due and payable, (ii) all proceeds from the transaction giving rise to such Permitted Exchange are remitted directly to Agent are remitted to Agent for application in accordance with the Permitted Exchange Proceeds Requirement.

“Prepayment Notice” has the meaning given to such term in Section 2(j) of this Agreement.

“Pro Rata Share” means, with respect to any Lender as of any date of determination, the amount (expressed as a percentage) equal to the quotient of (a) the outstanding principal balance of the Loan held by such Lender, divided by (b) the aggregate outstanding principal balance of the Loan.

“Progress Payment” means, with respect to any Equipment Collateral for which payments are made pursuant to the related Supply Contract prior to the delivery and installation thereof, the applicable payment terms (and all associated payment schedules) for the applicable Equipment Collateral.

“Project” means the Advanced Energy and Intelligence Campus at Texas Tech University, an energy and data center development campus located on the land held under the Ground Lease.

“Project Finance Transaction” means a project finance transaction by Fermi and its Subsidiaries with the primary purpose of financing the construction of the Project.

“Qualified Appraiser” means any such Person reasonably acceptable to (a) the Required Lenders, and (b) so long as no Event of Default shall have occurred and be continuing, Borrower. As of the Closing Date, it is accepted and agreed that each of (i) Marshall & Stevens and (ii) the Gordon Brothers Group is a Qualified Appraiser.

“Qualified Equipment Exchange” means a Permitted Exchange with respect to Equipment Collateral satisfying each of the following requirements:

(a) the Equipment Collateral subject to such Permitted Exchange is comprised of gas circuit breakers, utilized-sized copper transforms or utility-sized gas insulated switches;

(b) the applicable original equipment manufacturer with respect to the proposed replacement Equipment Collateral is (i) an original equipment manufacturer approved by Agent in connection with (and as the manufacture of) the Applicable Collateral for one of the Notes delivered hereunder on the Closing Date, of (ii) Siemens or ABB;

(c) if Final Delivery of the Equipment Collateral subject to such Permitted Exchange has not occurred and the interests of Borrower in such Equipment Collateral remain subject to a Supply Agreement, the Supply Contract for the proposed replacement Equipment Collateral (i) must have a remaining obligation of the Borrower (inclusive of all Progress Payments required thereunder) not greater than the remaining unfunded commitment amount under the Note for the Equipment Collateral subject to such Permitted Exchange, and (ii) must have an anticipated delivery date not more than two (2) years from the date of the Permitted Exchange; and

(d) all proceeds in respect of such Permitted Exchange are remitted to Agent for application in accordance with the Permitted Exchange Proceeds Requirement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Remaining Prefunded Amount” means, at any time such amount is determined, the Borrower Prefunded Amount minus the Applied Prefunded Amount actually applied to fund Borrower Equity Contributions hereunder.

“Required Lenders” means, as of any date of determination (a) if Initial Lender holds less than 50.01% of the aggregate outstanding principal amount of the Loan after giving effect to any borrowings, prepayments or repayments of the Loan occurring on or prior to such date (the “Required Lender Threshold”), such additional Lenders as, in the aggregate with Initial Lender, constitute the Required Lender Threshold and (b) if Initial Lender holds Loans at or above the Required Lender Threshold, then Initial Lender.

“Sacred Terms” has the meaning given to such term in Section 12(d) of this Agreement.

“Secured Parties” means the Agent and any Lender which holds a Lien on any Collateral as security for the payment and performance of the Obligations pursuant to the Loan Documents.

“Security Agreement” means the Security Agreement dated as of the Closing Date by Borrower in favor of Agent, for the benefit of the Lenders, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (in the case of a trust, the trustee) (but other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless the context otherwise clearly specifies, any reference to a “Subsidiary” is a reference to a “Subsidiary” of Borrower.

“Supplier Consent” means, with respect to each Supply Contract, an acknowledgment and/or consent from the supplier or other counterparty of such Supply Contract of (i) the assignment of the rights and obligations to Borrower and (ii) collateral assignment to the Agent on behalf of itself and each Lender with respect to the Progress Payment and/or Equipment Collateral subject to such Supply Contract.

“Supply Contract” means all supply contracts, purchase orders or other contracts and agreements (including invoices) from time to time providing Borrower with rights to purchase or otherwise obtain title to the Equipment Collateral, together with all installation, servicing and delivery contracts associated therewith.

“Storage Agreement” means any agreement entered into for the temporary or permanent storage of any Equipment Collateral.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether computed on a separate, consolidated, unitary, combined or other basis.

“Unasserted Contingent Obligations” means, on any date of determination, Obligations (or portion thereof) that are contingent in nature or unliquidated at such time for which no claim has been made.

“Undrawn Payment Amount” means, with respect to each Note and the related Advance, the applicable Undrawn Payment Amount (if any) specified in such Note.

Section 2. The Loans.

(a) General Procedures.

(i) On the date hereof and from time to time hereafter, Borrower may submit an Advance Request to Agent no later than 2:00 p.m. (New York time) three (3) Business Days (or such later date or time as agreed to by the Agent and the applicable Lenders of such Advance, and provided further that such prior submission date requirement shall not apply with respect to Advances funded on the Closing Date) prior to the proposed Advance date and, subject to satisfaction, waiver or deferral of the conditions precedent set forth in Section 2(f)in accordance with the terms thereof, Initial Lender (and/or such other Lender that becomes party hereto and is committed to provide such Advance through an Assignment and Assumption) shall make Advances in connection with the Loan to Borrower between the date of this Agreement and the earlier to occur of (i) twelve (12) months following the Closing Date and (ii) the date on which the Loan is fully advanced (the “Availability Period”). Notwithstanding anything herein to the contrary (i) Advances hereunder shall be made solely in accordance with, and subject to, a related Note, and the commitments of the Lenders to provide hereunder shall not be general commitments, but shall be available only in accordance with a Note and as a commitment of the applicable Lender thereunder, and (ii) the acceptance of any Lender of a Note and Advance Request, and the commitment of such Lender to provide Advances pursuant thereto, shall be at the sole and absolute discretion of Agent and such Lender and subject to Schedule B hereto.

(ii) No more than two (2) Advances may be requested by Borrower in any calendar month, unless otherwise approved by Agent and the related Lender. The aggregate amount of any Advance to be made plus all Advances made prior thereto shall not exceed the Maximum Principal Amount and no Advance shall, without the consent of Agent, be issued in an amount of less than Five Hundred Thousand and No/100 Dollars ($500,000); provided, however, that an Advance may be less than such amount if it brings the aggregate principal amount of the Loan equal to the Maximum Principal Amount.

(iii) The maximum amount that each Lender shall be obligated to disburse for any Advance shall not exceed the lower of (1) the applicable commitment of such Lender set forth in the related Note and (2) the Lender Advance Rate, as determined in accordance with this Agreement (including Schedule B hereto).

(iv) Each Note shall incorporate the terms of this Agreement and shall, together with the other applicable Loan Documents, govern the Loan and, collectively, all Obligations among Agent, Lenders and Borrower. Unless otherwise stated in a Note, all Advances in respect of the Loan evidenced thereby shall be made and held by the applicable Lender stated in such Note. In the event of any conflict between the terms of this Agreement and any Note, the Note shall control, unless the contrary is stated in the Note. Any amendment to this Agreement shall control all Notes, unless the contrary is stated in the amendment.

(b) Promise to Pay. For value received, Borrower promises to repay each Advance, with interest, as and when due in accordance with the Note for such Advance, this Agreement and the other Loan Documents. Amounts borrowed hereunder and that are repaid or prepaid may not be reborrowed.

(c) Term and Rate. The term and annual interest rate applicable for each Advance shall be set forth in the Note for such Advance. The obligation of Borrower to repay each Advance, together with interest as provided in the Note for such Advance, shall commence upon funding of such Advance and shall be unconditional.

(d) Lenders’ Records. Each Lender shall record in its records the date and amount of each Advance under a Note held in its name and each repayment thereof, and shall deliver a certified copy of such records to Agent concurrently with each Advance and as Agent may otherwise from time to time request. The amounts so recorded shall be conclusive evidence, absent manifest error, of the principal amount owing and unpaid with respect to such Advance; provided, however, that the failure to so record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of Borrower hereunder or under any Note or any other Loan Document to repay the principal amount of the Loan together with all interest accruing thereon.

(e) Use of Proceeds. The proceeds of the Loan will be used by Borrower to (i) purchase or otherwise acquire the Equipment Collateral and (ii) fund reserves in the Deposit Account.

(f) Conditions Precedent. No Lender shall have an obligation to make any Advance unless and until each of the conditions precedent set forth on Schedule B hereto shall have been satisfied in a manner satisfactory to Agent and each Lender making such Advance or otherwise waived or deferred in writing by Agent and each such Lender (e-mail being sufficient in each case).

(g) Payments. During the term of the Loan, Borrower shall make payments on each payment date as required by the Notes. Payments of principal, interest and all other amounts due under the Notes and this Agreement shall be made by wire transfer. All such payments shall be payable to Agent or the applicable Lender as to such account or place as Agent or such Lender may designate in writing from time to time; provided, however, that Agent shall be provided with written notice of each such payment designation concurrently with the delivery thereof by the applicable Lender. If Agent receives any payment on behalf of a Lender, Agent will promptly distribute to such Lender such payment in like funds as received to such Lender (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein or in the applicable Note).

(h) No Deductions or Setoff; Reinstatement of Obligations; Tax Forms; Mitigation of Obligations; Replacement of Lenders.

(i) No Deductions or Setoff; Reinstatement of Obligations. Borrower shall make all payments to Agent or the applicable Lender (as provided herein and in the related Note) on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, Taxes, levies, imposts, fees, deductions, withholding, restriction or conditions of any kind (other than any deduction or withholding of any Excluded Taxes to the extent required by Applicable Law). If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue, and this Agreement shall continue in full force and effect as if such payment or proceeds has not been received by Agent or such Lender. Borrower shall be liable to pay to Agent and each Lender, and does hereby indemnify and hold Agent and each Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 2(h) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds, and this Section 2(h) shall survive the payment of the Obligations and the termination of this Agreement.

(ii) Tax Forms.

(1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time, or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), an executed copy of (1) Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax, or (2) an applicable Internal Revenue Service Form W-8, as applicable, together with (to the extent relevant with respect to such Lender or the beneficial owners of the applicable Loan) customary certifications establishing that such Lender (or the beneficial owners of the applicable Loan, as applicable) qualifies for the portfolio interest exemption under Section 881(c) of the IRC, including (i) a certificate to the effect that such Lender (or if such Lender is a partnership for U.S. federal income tax purposes, each beneficial owner of such Lender) is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the IRC. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(2) Agent shall deliver to Borrower from time to time upon the reasonable request of Borrower two executed copies of Internal Revenue Service Form W-9 certifying that Agent is exempt from U.S. federal backup withholding Tax.

(iii) Designation of Different Lending Office. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2(h)(i), then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Section 2(h)(i) in the future and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(iv) Replacement of Lenders. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2(h)(i) and such Lender has declined or in unable to designate a different lending or issuing office in accordance with Section 2(h)(iii), then Borrower may, at its sole expense, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12(c)), all its interests, rights (other than its existing rights to payments pursuant to Section 2(h)(i)) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) Borrower shall have received the prior written consent of Agent to the extent required by Section 12(c), which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (3) such assignment will result in a reduction in payments required to be made pursuant to Section 2(h)(i). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this Section 2(h)(iv) may be effected pursuant to an Assignment and Assumption executed by Borrower, Agent and the assignee, and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

(i) Accordion Feature. Borrower may, at any time and from time to time but no later than twelve (12) months following the Closing Date, request an increase in the Maximum Principal Amount; provided that:

(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) each requested increase shall be in a minimum amount of $5,000,000;

(iii) the aggregate principal amount of all increases made pursuant to this Section 2(i) shall not exceed One Hundred Million Dollars ($100,000,000);

(iv) the Sole Arranger shall have secured lending commitments to fund such increases;

(v) no Lender shall have any obligation, express or implied, to provide an Advance in accordance with any Borrower’s requested increase under this Section 2(i);

(vi) no Material Adverse Effect shall have occurred since the last audited financials of the Borrower delivered pursuant to Section 7 of this Agreement, or since the applicable funding date of the last Advance hereunder;

(vii) Agent shall have received records and such other information reasonably available to Borrower with respect to the proposed Equipment Collateral to be funded by such increases, the business and financial condition of the Loan Parties as Agent may reasonably require (including, without limitation, such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent;

(viii) To the extent the Lender providing such additional commitment is not Initial Lender or an Affiliate thereof, Borrower, Lenders and Agent shall have executed a fee letter, in form and substance acceptable to Agent, detailing the administrative fees to be paid to Agent and/or Sole Arranger in compensation for the services rendered by Agent and Sole Arranger, for the benefit of the Lenders, hereunder; and

(ix) Agent and, so long as Initial Lender holds any Loan hereunder, Initial Lender, shall have approved such additional commitment and the increase to the Maximum Principal Amount represented thereby, in their sole discretion.

(j) Prepayments.

(i) In the event the Agent has not received a copy of an Approved Customer Agreement by December 31, 2026, Borrower shall prepay each Note in full in an amount equal to the applicable Prepayment Amount and all other Obligations hereunder.

(ii) If the aggregate principal amount of the Loan then outstanding after giving effect to any Advances, prepayments or repayments of Advances occurring on or prior to the date of such determination exceeds 110% of the fair market value of the Collateral, as determined in the appraisal most recently conducted pursuant to Section 5(o) of this Agreement, then within fifteen (15) Business Days of Agent’s request therefor, Borrower shall either (A) (i)  repay the Loan in an amount or (ii) pledge additional Collateral or substitute or replace existing Collateral with new Collateral (in each case, acceptable to Agent in Agent’s sole discretion (but acting at the direction of the Required Lenders)), in each case pro rata to the Lenders and sufficient to reduce the aggregate principal amount of the Loan to an amount no greater than 110% of the fair market value of the Collateral or (B) effect Permitted Exchanges, subject to Agent’s approval in its sole discretion, sufficient to reduce the aggregate principal amount of the Loan to an amount no greater than 110% of the fair market value of the Collateral (after giving effect to such Permitted Exchanges).

(iii) Borrower shall, on ten (10) days prior written notice to each Lender and Agent (the “Prepayment Notice”), have the right to prepay each Note, in whole or in part, on the 1st day of any month occurring after the sixth (6th) payment date under such Note, in each case, by paying the applicable Prepayment Amount on the date of such prepayment to each applicable Lender.

(iv) If Agent or the Lender in respect of any Note shall determine at any time that the Applicable Collateral subject thereto constitutes Impaired Equipment Collateral, Borrower shall, within sixty (60) days following Agent’s written demand therefor, consummate a Permitted Exchange with respect to such Impaired Equipment Collateral. If the Borrower fails to consummate a Permitted Exchange on or prior to the expiration of such sixty (60) day period, then Borrower shall prepay in full the Advance used to fund the Equipment Purchase Price of such Impaired Equipment Collateral, including the applicable Prepayment Amount (provided, however, that to the extent the applicable Impaired Equipment Collateral does not represent the entirety of the Applicable Collateral subject to such Note and the related Advance, the applicable Prepayment Amount required hereunder shall be a percentage of the full Prepayment Amount equal to the percentage of the aggregate Equipment Purchase Price for all such Applicable Collateral subject to such Note and Advance constituting Impaired Equipment Collateral).

(v) If Borrower prepays or is required to prepay any Note prior to the Stated Maturity Date (as defined in such Note) (whether voluntarily, by mandatory prepayment as required hereunder or upon the acceleration of the related Obligations following the occurrence of an Event of Default hereunder), Borrower shall pay, on the date of such prepayment, the applicable Prepayment Amount with respect thereto.

Section 3. [Reserved].

Section 4. Borrower’s Representations and Warranties. Borrower represents and warrants to Agent and each Lender, as of the date hereof, and on the date of each Advance and on each Conversion Date under a Note, that:

(a) Good Standing; Qualified to do Business. Borrower (i) is a “registered organization” (as defined in the Uniform Commercial Code) duly organized, validly existing and in good standing under the laws of the State indicated in the first paragraph of this Agreement and Borrower’s exact legal name is as set forth in the first paragraph of this Agreement; (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged and (iii) is duly qualified and authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified or be in good standing would reasonably be expected to have a Material Adverse Effect.

(b) Due Execution, etc. The execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party are within the powers of Borrower, do not contravene the organizational documents of Borrower, and do not (i) violate any law or regulation, or any order or decree of any court or Governmental Authority applicable to Borrower, (ii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on Borrower or any of its properties, or (iii) require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or other Person applicable to Borrower. This Agreement is, and each of the other Loan Documents to which Borrower is or will be a party, when delivered hereunder or thereunder, will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Financial Statements; Material Liabilities. As of the date hereof, Agent shall have received the most recent quarterly financial statements of Fermi and its Subsidiaries on a consolidated basis; provided that, the Agent acknowledges and agrees that the above shall be deemed to have been delivered if Fermi has filed such financial statements with the SEC or EDGAR in compliance with the requirements thereof and are available on a website where such financial statements are posted that can be freely accessed.

(d) Solvency; No Liens. Borrower and each other Loan Party (i) is solvent (as determined in accordance with GAAP), (ii) is paying its debts as they become due and (iii) has sufficient capital to conduct its business. The fair salable value of Borrower’s and each other Loan Party’s assets is in excess of the total amount of its liabilities (including contingent liabilities) as they become absolute and matured. The security interests granted hereunder and under each of the other Loan Documents constitute and will at all times constitute the first and only Liens on the Collateral described therein, other than Permitted Liens. Borrower is, or will be at the time additional Collateral is (or rights therein are) acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or Liens in favor of any other Person other than Permitted Liens.

(e) No Judgments, Litigation. No judgments are outstanding against Borrower or any other Loan Party nor is there now pending or, to the best of Borrower’s knowledge, threatened, any litigation, contested claim, or governmental proceeding by or against Borrower or any other Loan Party except judgments and pending or threatened litigation, contested claims and governmental proceedings which would not, in the aggregate, have a Material Adverse Effect.

(f) No Defaults. Borrower is not in default under any material term of any Material Document.

(g) Contracts. Each Material Document has been duly and validly authorized, executed and delivered by Borrower and, to Borrower’s knowledge, each of the other parties thereto; (ii) is in full force and effect; and (iii) to Borrower’s knowledge, constitutes the legal, valid and binding obligations of the parties thereto, enforceable against each such party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally.

(h) No Events of Default. Before and after giving effect to each Advance (and the application of proceeds therefrom), no Default or Event of Default has occurred and is continuing.

(i) [Reserved].

(j) Subsidiaries; Equity Interests. As of the date hereof, Borrower has no Subsidiaries. All of the outstanding Equity Interests in Borrower have been validly issued, are fully paid and non-assessable and are owned by Parent free and clear of all Liens, except Liens in favor of Agent pursuant to the Loan Documents and Permitted Liens.

(k) Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of a Loan Party (other than (i) information of a general economic or industry-specific nature and (ii) financial projections, budgets, estimates, forecasts and other forward-looking information) to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information, pro forma financial information and other forward-looking information furnished by or on behalf of a Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, Borrower represents only (and makes no representations, warranties or covenants that any of the assumptions are correct) that such information and projections were prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed, however, that such information and projections are as to future events and are not to be viewed as facts, that such information and projections are subject to significant uncertainties and contingencies, many of which are beyond the preparer’s control, that no assurances can be given that any particular projection will be realized and that actual results during the period or periods covered by such information and projections may differ significantly from the projected results and such differences may be material.

(l) Foreign Assets Control Regulations, Etc.

(i) No Loan Party nor any Affiliate of any Loan Party is (A) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”), (B) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (1) any OFAC Listed Person or (2) any Person, entity, organization, foreign country or regime that is subject to any OFAC sanctions program, or (C) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (A), clause (B) or clause (C), a “Blocked Person”).

(ii) No part of the proceeds from the Loan hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Loan Party or any Affiliate of any Loan Party, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (B) otherwise in violation of U.S. Economic Sanctions.

(iii) No Loan Party nor any Affiliate of any Loan Party (A) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (B) to Borrower’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (C) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (D) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

Section 5. Borrower Covenants. Borrower covenants and agrees that at all times prior to the Discharge Date, Borrower shall perform all of the provisions set forth in this Section 5:

(a) Existence, Compliance with Laws, Fundamental Changes. Borrower will maintain its existence and its current yearly accounting cycle, and will maintain in full force and affect all licenses, bonds, franchises, leases, trademarks, patents, contracts and other rights necessary to the conduct of its business. Borrower will continue in, and limit its operations to, the same general lines of business as those presently conducted by it or reasonably related thereto and will comply with all applicable laws and regulations of any Governmental Authority, except for such laws and regulations the violations of which would not, in the aggregate, have a Material Adverse Effect on Borrower. Borrower will give Agent at least ten (10) Business Days’ prior written notice (or such shorter notice period as Agent may agree) of change to Borrower’s legal name or state of organization.

(b) Merger, Consolidation, Etc. Without the prior written consent of Agent and the Required Lenders (such consent to be granted or withheld at Agent and the Required Lenders’ sole discretion), Borrower will not (i) merge or consolidate with any other Person, (ii) divide itself or be divided, (iii) sell or otherwise dispose of all or substantially all of its assets, or (iv) allow (and will cause each other Loan Party, Pledgor or Guarantor to undertake to not allow) a Change of Control.

(c) Maintenance of Books and Records. Borrower will maintain books and records pertaining to the Collateral in reasonable detail, accurately reflecting all transactions and dispositions of assets.

(d) Insurance. Borrower will maintain or cause to be maintained insurance at its sole cost and expense on the Equipment Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to Agent, including, but not limited to, all risk physical damage insurance for the Equipment Collateral itself and liability coverage for personal injuries, death and/or property damage on terms satisfactory to Agent. All such policies will be made payable to Agent, and its successors and assigns, for the benefit of the Lenders, in case of loss, under a standard non-contributory “lender” or “secured party” endorsement, shall name Agent and its successors and/or assigns as an additional insured, and are to contain such other provisions as Agent may reasonably require to protect each Secured Party’s interests in the Collateral and to any payments to be made under such policies, and will provide that intentional acts of Borrower do not affect the insured’s obligations to Agent under such endorsement. All policies shall contain a clause requiring the insurer to give Agent at least thirty (30) days’ prior written notice of any material change in the terms or cancellation of the policy and shall include a waiver of subrogation endorsements as respects each Secured Party’s insurance policies. If Borrower fails to maintain such insurance, Agent may arrange for (at Borrower’s expense and without any responsibility on Agent’s part for) obtaining the insurance. Unless Agent otherwise agrees with Borrower in writing, upon the occurrence and during the continuation of an Event of Default or upon any casualty, condemnation or other event giving rise to the payment of any claim, (x) Agent will, on behalf of each Lender, have the sole right, in the name of Agent or Borrower, to file claims under any insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies and (y) Agent may, in its sole discretion or as otherwise directed by the Required Lenders, apply proceeds of insurance, in whole or in part, (i) to repair or comparably replace the Collateral or any portion of it or (ii) to satisfy any of the Obligations. Upon the request of Agent, Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that Borrower is in compliance with all insurance requirements set forth in this Section 5(d), which evidence so requested may include insurance certificates from each relevant broker or agent.

(e) Taxes. Borrower will pay, when due, all Taxes lawfully levied or assessed against Borrower or the Collateral and that may impact the Collateral other than Taxes that are being diligently contested in good faith by Borrower by appropriate proceedings promptly instituted and for which (i) an adequate reserve is being maintained by Borrower in accordance with GAAP or (ii) Borrower has a reasonable expectation of succeeding in such contest and, in Agent’s opinion, there is no material risk of any Collateral being seized or forfeited in connection with such contest. If any such Taxes remain unpaid after the date fixed for the payment thereof (including any applicable extensions), or if any lien will be claimed therefore, then, without notice to Borrower, but on Borrower’s behalf, Agent may pay such Taxes or cause such Taxes to be paid, and the amount thereof will be included in the Obligations hereunder.

(f) Borrower to Defend Collateral against Claims; Fees on Collateral. Borrower will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, other than with respect to Permitted Liens. Borrower will promptly pay, when due, all material transportation, storage and warehousing charges and license fees, registration fees, assessments, charges, permit fees and Taxes (municipal, state and federal) which may now or hereafter be imposed upon the ownership, leasing, renting, possession, sale or use of the Collateral, excluding however, all Excluded Taxes.

(g) No Change of Location.

(i) All Equipment Collateral will be delivered to an Eligible Location pursuant to a Material Document. The Equipment Collateral will at all times following delivery be stored or held at an Eligible Location, except to the extent (x) such Equipment Collateral is out for maintenance or repair subject to a Material Document or (y) such Equipment Collateral is in transit between Eligible Locations or between an Eligible Location and any location described in the foregoing clause (x) pursuant to a Material Document.

(ii) Borrower shall ensure that an executed bailee letter from the applicable warehouseman, in form and substance reasonably satisfactory to Agent, has been delivered to Agent prior to any of the Collateral being moved to such warehouse, storage or location where the Collateral is expected to be stored for thirty (30) days or more. Borrower shall provide an executed bailee letter from the applicable warehouseman, in form and substance reasonably satisfactory to Agent, for any warehouse, storage or location where the Collateral has been stored for thirty (30) days, within fifteen (15) days of such storage period having elapsed. Notwithstanding the foregoing or anything herein to the contrary, however, in no event shall Borrower permit Equipment Collateral representing, in the aggregate at any time, an aggregate Equipment Purchase Price of greater than $10,000,000 to be stored or otherwise located at locations for which Agent has not received a bailee letter in accordance with the immediately preceding sentence.

(h) Use of and Maintenance of Equipment Collateral; Licenses. The Equipment Collateral will be operated by competent, qualified personnel in connection with Borrower’s business purposes, for the purpose for which the Equipment Collateral was designed and in accordance with applicable operating instructions, laws and government regulations and Borrower will use reasonable precaution to prevent (and to cause the applicable Customer to prevent) material loss or damage to the Equipment Collateral from fire and other hazards. Borrower will maintain the Equipment Collateral in good condition and working order, and in condition with the manufacturer’s recommended specifications therefor, ordinary wear and tear and casualty and condemnation excepted, will replace any defective parts and repair any damage and, at the request of Agent, furnish records of maintenance. No Equipment Collateral will be used or operated for personal, family or household purposes. Borrower will procure and maintain in effect (or cause the applicable Customer to procure and maintain in effect) all material orders, licenses, certificates, permits, approvals and consents required by Applicable Law or any Governmental Authority in connection with the delivery, installation, use and operation of the Equipment Collateral.

(i) Further Assurances; Financing Statements. Borrower will, and will cause each other Loan Party to, promptly upon reasonable request by Agent, execute and deliver or obtain any document required by Agent (including, without limitation, warehouseman or processor disclaimers, mortgagee waivers, landlord disclaimers, or subordination agreements with respect to the Obligations and the Collateral) related to the Loan, Obligations or Collateral, give any notices, execute (if applicable) and file any financing statements, mortgages or other documents, including certificates of title with respect to any property included in the Collateral (all in form and substance satisfactory to Agent), mark any chattel paper, deliver any chattel paper or instruments to Agent, and take any other actions, in each case of the foregoing, that are necessary to perfect or continue the perfection and the first priority of Agent’s security interest in the Collateral, to protect the Collateral against the rights, claims, or interests of any Persons, or to effect the purposes of this Agreement. Borrower hereby authorizes Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof will be sufficient as a financing statement where permitted by law. All costs incurred in connection with any of the foregoing shall be for the account of Borrower.

(j) No Disposition of Collateral. Borrower will not, and will ensure each other Loan Party will not, in any way hypothecate or create, assume, permit or suffer to exist any Lien, security interest, charge or encumbrance on or other interest in any of the Collateral, except for Permitted Liens and Borrower will not (other than a Permitted Exchange or Equipment Collateral in connection with the Project Finance Transaction) sell, transfer, assign, pledge, collaterally assign, exchange or otherwise dispose of any of the Collateral, including, but not limited to, transfer to any entity with the same or similar name as a Loan Party and organized under the laws of a state other than the state of such Loan Party’s organization on the date hereof. For the avoidance of doubt, any distribution of proceeds received from any Advance for purposes of making payments in respect of the Equipment Collateral subject thereto is not prohibited by this Section 5(j). In the event the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interest of Agent will continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition, and Borrower will hold the proceeds thereof in a separate account for the benefit of such Lenders. Following such a sale, Borrower will immediately transfer such proceeds to Agent in kind for the repayment of the Obligations and any remaining Obligations will survive until otherwise satisfied in accordance with the terms hereof and under any of the other Loan Documents. In the event the Equipment Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in connection with a Project Finance Transaction, Borrower will, concurrently with the closing of such Project Finance Transaction, prepay the Advance relating to the Equipment Collateral subject thereto at the applicable Prepayment Amount pursuant to Section 2(j)(v) hereof.

(k) No Limitation on Secured Party Rights. Except pursuant to the Loan Documents, Borrower will not enter into any contractual obligations which may restrict or inhibit any Secured Party’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof.

(l) Protection of Collateral. If any Event of Default has occurred and is continuing, Agent will have the right at any time to make any payments and do any other acts as Agent may deem necessary to protect its security interests in the Collateral, including, without limitation, the rights to satisfy, purchase, contest or compromise any encumbrance, charge or Lien which, in the reasonable judgment of Agent, appears to be prior to or superior to the security interests granted hereunder, and appear in and defend any action or proceeding purporting to affect its security interests in, or the value of, any of the Collateral. Borrower hereby agrees to reimburse Agent and each Lender for all payments made and all expenses incurred under this Agreement or any other Loan Document, including fees, expenses and disbursements of attorneys and paralegals acting for any Secured Party, including any of the foregoing payments under, or acts taken to protect its security interests in, any of the Collateral, which amounts will be secured under this Agreement, and agrees Borrower will be bound by any payment made or act taken by any Secured Party hereunder absent such party’s fraud or willful misconduct. No Secured Party will have any obligation to make any of the foregoing payments or perform any of the foregoing acts.

(m) Delivery of Items. Borrower will promptly (but in no event later than five (5) Business Days) after its or any other Loan Party’s receipt thereof, deliver to Agent any documents or certificates of title issued with respect to any property included in the Collateral, and any promissory notes, letters of credit or instruments related to or otherwise in connection with any property included in the Collateral, which in any such case come into the possession of any Loan Party, or will cause the issuer thereof to deliver any of the same directly to Agent (or its designee), in each case with any necessary endorsements in favor of Agent for the benefit of Lenders.

(n) Terrorism Sanctions Regulations. No Loan Party nor any of its respective Affiliates will (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of any U.S. Economic Sanctions program sanctions imposed by the United Nations or by the European Union, or (ii) directly or indirectly to have any investment in or engage in any dealing or transaction with any Person if such investment, dealing or transaction would cause any holder to be in violation of any U.S. Economic Sanctions or any similar law or regulation with respect to any country that is subject to U.S. Economic Sanctions.

(o) Inspections. Agent may, at Borrower’s expense, inspect (or have its representatives inspect) the Equipment Collateral and/or have the Equipment Collateral professionally appraised upon Agent’s request by a Qualified Appraiser; provided, however, that so long as no Default or Event of Default has occurred and is continuing: (i) Agent and each Lender shall coordinate each inspection and as a group shall not conduct more than one (1) inspection and appraisal within any 12-month period and (ii) Agent shall give Borrower at least five (5) Business Days prior notice of any inspection or on-site appraisal to be conducted during reasonable business hours. Should Agent (or its representatives) reasonably determine following any such inspection or appraisal that the Collateral is not in the condition required under this Agreement or any other Loan Document, Borrower shall promptly repair such Collateral and take all other actions reasonably necessary to restore the Collateral to the required condition, and Agent and each Lender, as a group, shall be entitled to reinspect the Collateral as necessary to confirm such restoration has been completed. Notwithstanding anything to the contrary herein, all reasonable and documented costs attributable to such reinspections and any restoration shall be at Borrower’s sole cost and expense.

(p) Approved Customer Agreement. Borrower shall not install Equipment Collateral with an aggregate Equipment Purchase Price of greater than $10,000,000 prior to the execution of an Approved Customer Agreement.

(q) Deposit Account. Until Payment in Full, Borrower shall (i) maintain a balance in the Deposit Account, in immediately available funds, in an amount not less than an amount equal to interest for one month (as determined by reference to the Loan amount for the immediately preceding calendar month, as adjusted from time to time upon the funding of each additional Advance), (ii) maintain the Deposit Account Control Agreement in full force and effect, (iii) ensure that all payments with respect to the Collateral are deposited directly into the Deposit Account and (iv) except for the Deposit Account, not open any other account (or permit any other account to be opened in its name).

(r) No Further Indebtedness. Neither Borrower nor any Subsidiary of Borrower shall, without Agent’s written consent, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Debt other than (y) the Loan, the other Obligations, and the other Debt permitted under the Loan Documents, and (z) unsecured Debt (other than Debt for borrowed money) incurred pursuant to any Material Document.

(s) Post-Closing Covenants. Borrower agrees that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth on Schedule B, Borrower shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (x) the failure by Borrower to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (y) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Closing Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5(s):

(i) Consents. Within thirty (30) days following the Closing Date, the Agent shall have received the duly executed Consents which shall be in full force and effect, each in form and substance reasonably satisfactory to the Agent and the Initial Lender.

(ii) DACA. Within thirty (30) days following the Closing Date, the Agent shall have received the duly executed Deposit Account Control Agreement, which shall be in full force and effect and in form and substance reasonably satisfactory to the Agent and the Initial Lender.

(iii) Insurance Endorsements. By February 27, 2026, the Agent shall have received evidence of the endorsements required hereunder and under any of the other Loan Documents.

(t) Material Documents.

(i) Subject to Section 5(t)(iii), Borrower shall take all reasonable and necessary action to maintain the Material Documents in full force and effect in accordance with its terms in all material respects.

(ii) Borrower shall diligently preserve, protect and defend all of its material rights and remedies under the Material Documents

(iii) Borrower shall not enter into any Additional Material Document except as expressly permitted under this Agreement or with the prior written consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned).

(iv) Borrower shall not without prior written consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned), consent to any material amendment, material supplement, material waiver, replacement, termination (other than in accordance with the terms thereof and not due to a default or breach by the applicable Loan Party) of any Material Document. For the avoidance of doubt, any (a) ministerial or technical amendments that are not adverse to Borrower, Agent or the Lenders (or their respective rights and remedies under the Loan Documents) and (b) extensions of the term of (but for the avoidance of doubt, not any delivery milestone under) any Material Document shall not be subject to the foregoing consent requirement.

Section 6. Financial Covenants. Until the earlier of (a) Payment in Full or (y) execution of an Approved Customer Agreement, Guarantor shall maintain, and Borrower shall cause Guarantor to maintain, Liquidity of at least $20,000,000 at all times. As soon as available, but not later than ten (10) days after the end of each calendar quarter, Borrower will deliver to Agent a certification duly executed by a responsible officer of each of Guarantor and Borrower that Borrower and Guarantor are in compliance with this Section 6, together with the calculation of, and all supporting information as Agent may require to verify, Guarantor’s Liquidity as of the last day of the most recently ended calendar quarter.

Section 7. Financial Business Information. Until Payment in Full, Borrower will deliver to Agent (or cause to be delivered to the Agent) the following financial information:

(a) Annual Financial Statements. As soon as available, but not later than one hundred twenty (120) days after the close of each calendar year of Fermi and its consolidated Subsidiaries (or such later date permitted by the SEC), commencing with the calendar year ending December 31, 2026, consolidated financial statements prepared by Fermi (the “Annual Financial Statements”) as at the end of such period, all prepared in accordance with GAAP and certified by an independent certified public accountant selected by Fermi. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of the applicable Person; and

(b) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the close of each of the first three calendar quarters in each calendar year of Fermi and its consolidated Subsidiaries (or such later date permitted by the SEC), commencing with the calendar quarter ending on March 31, 2026, unaudited quarterly financial statements prepared by Fermi (the “Quarterly Financial Statements”; together with the Annual Financial Statements, the “Financial Statements”) as at the end of such period

(c) Notices. As soon as practicable, and in any event within four (4) Business Days after Borrower learns of the following, Borrower will give written notice to Agent of (i) any proceeding instituted or threatened to be instituted by or against Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), the outcome of which could have a Material Adverse Effect on a Loan Party, (ii) the occurrence of any Material Adverse Effect, (iii) the occurrence of any Event of Default or event or condition which, with notice or lapse of time or both, would constitute an Event of Default, together with a statement of the action which Borrower has taken or proposes to take with respect thereto, (iv) the occurrence of any material loss or damage with respect to any Equipment Collateral and (v) the occurrence of any breach, dispute, event of default (howsoever described) or right of termination arising under any of the Material Documents.

(d) Electronic Delivery. Financial statements, opinions of independent certified public accountants and other certificates and information required to be delivered by Borrower or Guarantor pursuant to Sections 7(a) and 7(b) above shall be deemed to have been delivered if Guarantor shall have timely filed such information electronically, including an SEC Form 10-Q, Form 10-K or Form 8-K, satisfying the requirements of Sections 7(a) or 7(b) above, as the case may be, with the SEC or EDGAR; or such financial statements are timely posted by or on behalf of the Loan Party on a website to which Agent and each Lender has free access.

Section 8. Events of Default. The occurrence of any of the following events will constitute an Event of Default hereunder:

(a) failure of any Loan Party to pay any of the Obligations as and when required hereunder or under any of the other Loan Documents, whether at stated maturity, by acceleration, or otherwise, and the continuation of such failure for three (3) Business Days following the stated due date; provided however, that the foregoing three (3) Business Day grace period shall not apply with respect to any payment of the principal of the Loan or any other Obligations on the stated maturity date therefor;

(b) failure of Borrower to obtain and maintain the insurance required herein, and such default is not remedied within five (5) Business Days after the earlier to occur of (i) Agent’s or any Lender’s written notice thereof to Borrower and (ii) Borrower’s knowledge of such failure;

(c) failure of a Loan Party to perform, comply with or observe (i) any of the terms of Sections 5(b), 5(j), 5(r), 5(s) or 6 hereof, or (ii) any other term, covenant or agreement applicable to it contained in any of the Loan Documents and such failure (solely of the type described in this subclause (ii)) will continue unremedied for a period of ten (10) days after the earlier to occur of (A)  Agent’s or any Lender’s written notice thereof to Borrower and (B) any Loan Party’s knowledge of such failure;

(d) any representation or warranty made or deemed made by a Loan Party hereunder, under or in connection with the Financial Statements, under any other Loan Document or under any document, instrument or certificate executed by any of the Loan Parties in favor of Agent or any Lender in connection with this Agreement, will prove to have been false, misleading, inaccurate or incorrect in any material respect when made;

(e) the admission in writing by any of the Loan Parties of its inability to pay its debts as they mature; or the calling of a meeting of any of the Loan Parties’ creditors for purposes of compromising any of the Loan Parties’ debts;

(f) the commencement by or against any of the Loan Parties of any bankruptcy, insolvency, reorganization, receivership or similar proceedings under any federal or state law and, in the case of any such involuntary proceeding commenced by a Person other than a Loan Party or an Affiliate thereof, such proceeding remains undismissed or unstayed for sixty (60) days following the commencement thereof, or any Loan Party takes any action authorizing any such proceedings;

(g) any of the Loan Parties suffers or sustains a Material Adverse Effect;

(h) a Loan Party defaults (i) in the payment of principal of or interest on any indebtedness (other than the Obligations) that is outstanding in an aggregate principal amount in excess of $10,000,000 (“Material Indebtedness”) beyond any grace period provided with respect thereto and where the effect of such payment default would permit the holder or holders of such indebtedness to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity or (ii) in the observance or performance of any other agreement or condition relating to such Material Indebtedness, an event occurs or condition exists, the effect of which default, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity; or (iii) under any other agreement with Agent, any Lender or any of Agent’s or any Lender’s Affiliates, beyond any applicable grace period;

(i) one or more final judgments in an aggregate amount in excess of $25,000,000 (or, to the extent Borrower and Guarantor are not in compliance with the Liquidity covenant set forth in Section 6 hereof as of the applicable date of determination, $10,000,000) are rendered against any of the Loan Parties which will not be stayed, vacated, bonded or discharged within sixty (60) days, which judgments, alone or in the aggregate could have a Material Adverse Effect on any Loan Party;

(j) any Guaranty is cancelled, terminated or becomes illegal, invalid, prohibited or unenforceable or ceases to rank in the priority herein contemplated;

(k) any material covenant, agreement or obligation of any Loan Party contained in or evidenced by any of the Loan Documents is determined by a court of competent jurisdiction to be unenforceable, in accordance with its terms; any Loan Party denies or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith; or any Lien granted on any of the Collateral under any Loan Document is determined to be void, voidable or invalid, is subordinated or is not given the priority contemplated by this Agreement (except as otherwise agreed to in writing by Agent);

(l) Borrower shall be in breach of any material obligation, or a material default by Borrower shall have occurred and be continuing, under any Material Document and such breach or default shall continue unremedied for the cure period provided under such Material Document and, in each case unless waived by the appropriate party; or

(m) any Material Document shall for any reason cease to be valid and binding on any of the Persons party thereto or otherwise not be in full force and effect, as the case may be, except upon fulfillment of such party’s obligations thereunder or upon termination in accordance with its terms and not as a result of a default thereunder.

Section 9. Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may:

(a) declare all or any portion of the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, all fees (including, without limitation, the aggregate Prepayment Amount and all Undrawn Payment Amounts for the Loan) and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Loan Parties; and/or

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law;

provided, however, that upon the occurrence of any event specified in Section 8(f) hereof, the unpaid principal amount of the Loan and all interest and other Obligations hereunder and under the other Loan Documents shall automatically become due and payable without further act of Agent or any Lender.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, upon the occurrence of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Loan Party of all or any part of the Obligations, and, as between Loan Parties on the one hand and Agent and the Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Section 10. Collateral Matters; Application of Payments and Proceeds.

(a) Unless otherwise agreed to in writing by Borrower, Agent and the Required Lenders, all Liens now held or hereafter acquired by Agent or any other Secured Party in any Collateral shall secure the payment and performance of all Obligations under the Loan Documents.

(b) During the continuance of an Event of Default, Agent shall apply any and all payments received by Agent and the Lenders in respect of any Obligation, including amounts realized in respect of any Collateral or payments made pursuant to the Guaranty, as follows:

(i) first, to the payment of any amounts advanced by Agent to preserve or protect the Collateral, including all amounts advanced pursuant to Section 5(l) hereof, and fees, costs and expenses, including attorneys’ fees, payable or reimbursable by Loan Parties to Agent under the Loan Documents, including costs of collection and enforcement of the Obligations;

(ii) second, solely with respect to proceeds realized in respect of the foreclosure, sale or other disposition of the Applicable Collateral with respect to any Note, (A) first, to the to the payment of costs and expenses, including attorneys’ fees, payable or reimbursable by Loan Parties to the Lender in respect of such Note to which the Applicable Collateral relates, (B) second, to the payment of interest and fees, including the applicable Prepayment Amount and Undrawn Payment Amount, payable in respect of such Note, and (C) third, to the payment of the outstanding principal of such Note, and (D) fourth, for application in accordance with Sections 10(b)(iii) through (vii) below;

(iii) third, to the payment of costs and expenses, including attorneys’ fees, payable or reimbursable by Loan Parties to the Lenders under the Loan Documents;

(iv) fourth, to the payment of all accrued unpaid interest on the Loan and all other Obligations, with such amount to be distributed among the Lenders on a Pro Rata Basis;

(v) fifth, to the payment of the principal of the Loan;

(vi) sixth, to payment of any other amounts constituting Obligations; and

(vii) seventh, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto, including Borrower or any of its Affiliates.

In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (z) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant to the applicable clauses above.

(c) Lenders shall cause all payments or proceeds received in respect of any Collateral, and all payment of any nature received in respect of the Obligations during the continuance of an Event of Default, to be remitted to Agent immediately upon the receipt thereof for application in accordance with Section 10(b) hereof.

(d) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to a Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

Section 11. Agency Provisions.

(a) Each Lender hereby irrevocably appoints Keystone National Group, LLC to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(b) Without limiting the generality of Section 11(a) hereof, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding under Debtor Relief Laws), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding under Debtor Relief Laws (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the Lenders with respect to the Collateral, whether under the Loan Documents, Applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by Borrower with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such liens and security interests or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Agent shall have no duties or responsibilities except as set forth in the Loan Documents

(d) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Lenders.

(e) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the United States Bankruptcy Code (or other debtor relief law) or that may effect a forfeiture, modification or termination of property of a Person in violation of the United States Bankruptcy Code (or other Debtor Relief Law).

(f) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Loan Parties or their respective Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(g) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Loan Parties or any other Person obligated under the Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights provided for hereunder or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Parent or Borrowers under any bankruptcy or other Debtor Relief Law; and provided further that if at any time there is no Person acting as the Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant hereto and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 12(d) hereof, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(h) Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article 11 to the extent provided by Agent.

(i) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.09, (ii) rely on the Register to the extent set forth in Section 2.06, (iii) consult with any of its Affiliates, officers, agents, employees, consultants and professionals and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Parent or Borrowers) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(j) Neither Agent nor any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Loan Party hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals thereof (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its agents, consultants, accountants, attorneys or other professionals selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of the Agent);

(ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any of their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Loan Parties, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Loan Parties hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

(k) Each Lender (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of Loan Parties and (ii) agrees that it shall not rely on any audit or other report provided by Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals (an “Agent Report”). Each Lender further acknowledges that any Agent Report (i) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Agent Report, (ii) was prepared by Agent or its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals based upon information provided by a Loan Party solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals regarding the operations and condition of Loan Parties. Neither Agent nor any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of any due diligence performed by Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals in connection with or using any Agent Report or any related documentation.

(l) Neither Agent nor any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Agent or its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals that in any way relates to any Agent Report or arises out of any Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Agent Report or any discussion of its contents.

(m) Agent its Affiliates may make loans and other extensions of credit to, or otherwise engage in any kind of business with, any Loan Party or any Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as a Lender or as one of the Required Lenders.

(n) Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals, or upon any document (including any offering and disclosure materials in connection with the syndication of the Loan) solely or in part because such document was transmitted by Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals, conduct its own independent investigation of the financial condition and affairs of Parent and Borrowers and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Parent, Borrowers or any Affiliate of any of the foregoing that may come in to the possession of Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals.

(o) Each Lender agrees to reimburse Agent and each of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals (to the extent not reimbursed by Loan Parties upon demand in accordance with the terms hereof) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and taxes paid in the name of, or on behalf of, Loan Parties) that may be incurred by Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Agent and each of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals (to the extent not reimbursed by Parent or Borrowers), severally and ratably, from and against Claims (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals to the extent such liability has resulted primarily from the willful misconduct of Agent or, as the case may be, its officers, directors or employees, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(p) To the extent required by any Applicable Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender hereunder.

(q) Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 11(q). If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as the Agent under the Loan Documents and (iv) the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(r) Each Lender hereby consents to the release and hereby directs Agent to release any Lien held by Agent for the benefit of the Lenders against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent) or is otherwise approved by Agent in its sole and absolute discretion, and (ii) all of the Collateral and Borrowers, upon payment and satisfaction in full of the Loan and all other Obligations under the Loan Documents. Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release Liens when and as directed in this Section 11(r).

Section 12. Miscellaneous Provisions.

(a) Notices. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder will be given in writing and will be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid to the addresses stated below. All such notices and correspondence will be effective when received:

If to Agent or any Lender:

Keystone National Group, LLC, as Agent:

60 E. South Temple

Salt Lake City, Utah 84111

Attn: Cody Solomon

Email: [***]

or such other address as will be designated by Agent to Borrower.

If to any Lender, at the address of such Lender set forth in the Note held by such Lender.

If to Borrower:

c/o Fermi Inc.

620 S. Taylor St., Suite 301

Amarillo, TX 79101

Attention: Miles Everson and George Wentz

Email: [***]

or such other address as will be designated by Borrower to Agent.

(b) Headings. The headings in this Agreement are for purposes of reference only and will not affect the meaning or construction of any provision of this Agreement.

(c) Assignments, etc.

(i) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, in their sole and absolute discretion.

(ii) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions: (A) the consent of Agent and, so long as no Event of Default has occurred and is continuing, Borrower, shall be required for assignments to a Person that is not a Lender or an Affiliate of a Lender; and (B) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption (with a copy to be promptly provided to Borrower). Subject to acceptance and recording thereof by Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Upon request by a Lender or Agent, Borrower promptly shall execute and deliver at the direction of Agent a new Note (or new Notes) to the assignee (and, if applicable, to the assigning Lender) in exchange for the Note (or Notes) of the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null, void and of no effect.

(iii) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of Agent’s offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than (A) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (B) Borrower or any of Borrower’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Borrower, Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of a Sacred Term that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(v) Each Lender may provide to any one or more purchasers, or potential purchasers, such information or knowledge about Borrower, the other Loan Parties and the Loan as is necessary to facilitate such purchase, in each case on a confidential basis. Borrower also agrees that the purchasers of any such participation interests will be considered as the economic owners of such interests in the Loan and will have all the rights under the agreement(s) governing the sale of such participation interests or other assignment of any Lender’s interests. Except for defaulting Lenders, Borrower unconditionally agrees that a Lender or such purchaser (through a Lender (other than a defaulting Lender)) may enforce Borrower’s obligations under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan.

(d) Amendments, Waivers and Consents. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless such amendment, waiver or consent is in writing executed by Borrower, Agent and the Required Lenders, or by Borrower and Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall: (i) reduce the principal of, or rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of Borrower to pay interest at the Default Rate); (ii) postpone any date scheduled for any payment of principal of, or interest on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby; (iii) release (A) any Loan Party from its Obligations under the Loan Documents or (B) except as expressly otherwise provided in this Agreement, release any guarantor of the Obligations from its guaranty or limit such guarantor’s liability in respect of such guaranty, in each case, without the written consent of each Lender; (iv) except as expressly otherwise provided in this Agreement, release all or substantially all of the Collateral from the Liens without the written consent of each Lender; (v) change Section 2(g) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby; or (vi) change any provision of this clause (d) or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (clauses (i) through (vi), “Sacred Terms”).

(e) Interpretation of Agreement. Time is of the essence in each provision of this Agreement and in each other Loan Document of which time is an element, and Borrower expressly agrees not to assert, by way of motion, as a defense or otherwise, that performance by Borrower or any other Loan Party inconsistent with the time requirements set forth in this Agreement or any other Loan Document constitutes effective performance hereunder or thereunder. To the extent a term or provision of this Agreement conflicts with a Note and is not dealt with herein with more specificity, such Note will control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Agreement will not be relevant in determining the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

(f) Non-Public Information; Confidentiality.

(i) Each Lender and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by Borrower as confidential, except that such information may be disclosed (i) with Borrower’s consent, (ii) to Agent, any Lender or their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals, funding sources and investment committees of any Lender or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12(f) or (B) available to such Lender, Agent or any of their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals, as the case may be, from a source (other than Borrower) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable requirements of law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Borrower, (vii) to current or prospective assignees or participants and to their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals, in each case to the extent such assignees, investors, participants or other Persons agree to be bound by provisions substantially similar to the provisions of this Section 12(f) (and such Person may disclose information to their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, Agent or any of their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals is a party or bound, or to the extent necessary to respond to public statements or disclosures by any Loan Party or any of their respective Affiliates, officers, directors, equity holders, agents, employees, consultants, accountants, attorneys or other professionals referring to a Lender or Agent.

(ii) No Loan Party shall, and shall not permit any of their respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of Borrower) using the name, logo or otherwise referring to Agent, any Lender, or any of their Affiliates, the Loan Documents or any transaction contemplated therein to which Agent, any Lender, or any of their Affiliates is party without the prior consent of the applicable party except to the extent required to do so under applicable requirements of law and then, only after consulting with Agent.

(iii) Each Loan Party acknowledges and agrees that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by or on behalf of any Loan Party hereunder may be disseminated by, or on behalf of, Agent, and made available, to the Lenders.

(g) Survival of Provisions. All representations, warranties and covenants of Borrower contained herein will survive the execution and delivery of this Agreement and will terminate only upon the Payment in Full of the Obligations secured by each Note. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the obligations and liabilities of the Loan Parties to Agent and Lenders that by their nature or express terms are intended to survive termination of this Agreement or any other Loan Document shall continue in full force and effect in accordance with their terms.

(h) Indemnification; Expenses.

(i) Borrower agrees to indemnify and hold harmless each Secured Party and each such Secured Party’s successors and assigns and each of its and their agents, officers, directors, members, managers, employees and all Affiliates of each of the foregoing (each an “Indemnitee”) against, and hold each such Indemnitee harmless from and against any and all Claims (other than such as may result solely from the gross negligence or willful misconduct of such Indemnitee), by paying (on an after-tax basis) or otherwise discharging same, when and as such Claims shall become due. For avoidance of doubt, the indemnity is not limited to claims by third parties (other than ordinary and usual operating and overhead expenses). The provisions of this clause shall survive the expiration or termination of this Agreement and any of the other Loan Documents.

(ii) Borrower shall upon demand pay to or reimburse Agent and each other Secured Party for all reasonable and documented costs and out-of-pocket expenses incurred by Agent and each other Secured Party (including the reasonable, documented and invoiced fees of one external counsel) in connection with the preparation, execution and delivery of this Agreement, any Note, any Assignment and Assumption and all other Loan Documents, and in connection with the administration, modification and amendment of the Loan Documents, and pay to or reimburse Agent and each other Secured Party all costs and expenses (including the fees and disbursements of external counsel and other professionals) paid or incurred by any Secured Party in (a) enforcing or defending any rights under or in respect of this Agreement or any of the other Loan Documents, (b) collecting any of the liabilities of the Loan Parties under this Agreement or the Loan Documents or otherwise administering the Loan Documents, (c) foreclosing or otherwise collecting upon any Collateral and (d) obtaining any legal, accounting or other advice in connection with any of the foregoing.

(i) Governing Law; Consent to Jurisdiction. This Agreement and the rights and obligations of Borrower, Agent and each Lender (collectively, the “Parties”) hereunder will in all respects be governed by, and construed in accordance with, the substantive laws of the State of New York (without regard to the conflict of laws principles of such state other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law), including all matters of construction, validity and performance. The Parties agree that any action or proceeding arising under or related to this agreement may be commenced in any federal or state court sitting in the Southern Federal District of New York, and the Parties irrevocably submit to the jurisdiction of each such court and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or the transaction contemplated hereby may not be enforced in or by such court. The Parties agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement or in any other Loan Document shall limit or restrict Agent’s right to commence any proceeding in the federal or state courts located in the state in which any Collateral is located to the extent Agent deems such proceeding necessary or advisable to exercise remedies available under any Loan Document or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

(j) Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(k) Delays; Partial Exercise of Remedies. No delay or omission of Agent or any Lender to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, will impair any such right or will operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by Agent or any Lender of any right or remedy will preclude any other or further exercise thereof, or preclude any other right or remedy.

(l) Disclaimer. BORROWER ACKNOWLEDGES THAT IT HAS SELECTED THE COLLATERAL WITHOUT ANY ASSISTANCE FROM AGENT, ANY LENDER, OR AGENT’S OR ANY LENDER’S AGENTS OR EMPLOYEES. NEITHER AGENT NOR ANY LENDER MAKES, HAS MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY COLLATERAL OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. ALL SUCH RISKS, AS BETWEEN AGENT OR ANY LENDER AND BORROWER, ARE TO BE BORNE BY BORROWER. BORROWER FURTHER AGREES THAT NONE OF AGENT, ANY LENDER NOR ANY REPRESENTATIVE THEREOF SHALL HAVE ANY LIABILITY TO BORROWER FOR ANY PENAL, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOST PROFIT OR REVENUE. ANY CLAIM RELATED TO THIS AGREEMENT WILL BE COVERED SOLELY BY COMMERCIAL LEGAL PRINCIPLES. NONE OF AGENT, ANY LENDER, NOR ANY REPRESENTATIVE OR ASSIGN THEREOF SHALL HAVE ANY NEGLIGENCE OR OTHER TORT LIABILITY TO BORROWER OR ANY PERSON, ARISING FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY USE OF ANY COLLATERAL

(m) Entire Agreement. Borrower, Agent and Lenders agree that this Agreement and the other Loan Documents are the complete and exclusive statement and agreement between the Parties with respect to the subject matter hereof, superseding all proposals and prior agreements, oral or written, and all other communications between the Parties with respect to the subject matter hereof. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(n) Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by Applicable Law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

(o) Counterparts. This Agreement and each other Loan Document may be executed in any number of counterparts and by different parties in separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall constitute one integrated agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

(p) Effectiveness. This Agreement shall only become effective upon execution by Agent, Initial Lender and Borrower in the appropriate spaces set forth below.

[Signature page follows]

(Signature Page to Loan & Security Agreement)

IN WITNESS WHEREOF, the undersigned Borrower has caused this Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date first set forth above.

Fermi High Voltage Warehouse LLC,
as Borrower

		By:	/s/ Miles Everson
		Name:	Miles Everson
		Title:	Chief Financial Officer
		FEIN:	[***]

Accepted as of February 19, 2026:		Accepted as of February __, 2026:

CAPE COMMERCIAL FINANCE LLC, as Sole Arranger		KEYSTONE PRIVATE INCOME FUND, as Initial Lender

By:	/s/ Micah Thompson	By:	/s/ John Earl
Name:	Micah Thompson	Name:	John Earl
Title:	President	Title:	Managing Partner

Accepted as of February __, 2026:

KEYSTONE NATIONAL GROUP, LLC, as Agent

By:	/s/ John Earl
Name:	John Earl
Title:	Managing Partner

Schedule A

[Reserved]

Schedule A – Page 1

Schedule B

Conditions Precedent

(a) Agent and each Lender making an Advance shall have received, in each case, in form and substance satisfactory to each such Party:

(i) with respect to the initial Advance, copies of the Membership Interest Pledge and Security Agreement and Guaranty;

(ii) each Asset Transfer Agreement with respect to the Collateral securing the Advance and any consent necessary to effect such transfer;

(iii) if applicable, all relevant information and documentation relating to the applicable Progress Payment and related Supply Agreement;

(iv) all releases, terminations, invoices, bills of sale, purchase orders and such other documents as such Party may reasonably request to satisfy such Party’s requirements with respect to the condition of title to the Collateral securing the Advance;

(v) reasonably detailed calculations that (i) the principal amount of the applicable Advance does not exceed the Lender Advance Rate and (ii) the Borrower will fund not less than the Borrower Equity Contribution with respect to such Equipment Purchase Price. It is agreed and understood that the Borrower Equity Contribution for each Advance shall be deemed funded first from the Remaining Prefunded Amount, in an amount equal to the lesser of (x) twenty percent (20%) of such Equipment Purchase Price and (y) the Remaining Prefunded Amount immediately prior to such Advance (the amount so applied, the “Applied Prefunded Amount”, and any shortfall between the Borrower Equity Contribution and the Applied Prefunded Amount shall be funded in cash by Borrower at or prior to the applicable Advance. For the avoidance of doubt, the Borrower Prefunded Amount shall not increase the Lender Advance Rate and shall be deemed solely to satisfy the Borrower Equity Contribution required for each applicable Advance;

(vi) subject to Section 5(s), a duly executed Collateral Access Agreement for each Eligible Location where the Equipment Collateral subject to such Advance is (or will be) located;

(vii) subject to Section 5(s), evidence of insurance and endorsements required hereunder and under any of the other Loan Documents;

(viii) [reserved];

(ix) with respect to the initial Advance, an officer’s certificate of Borrower containing true, correct and complete copies of (i) the charter documents of Borrower, (i) resolutions of Borrower authorizing the execution, delivery and performance by Borrower of this Agreement, all other Loan Documents and the other agreements entered into in connection therewith; (iii) an incumbency certificate of Borrower; and (iv) evidence of Borrower’s good standing in the State of Texas;

Schedule B – Page 1

(x) with respect to the initial Advance, an officer’s certificate of Guarantor containing true, correct and complete copies of (i) the charter documents of Guarantor, (ii) resolutions of Guarantor authorizing the execution, delivery and performance by Guarantor of this Agreement, the Guaranty by Guarantor in favor of Agent, for the benefit of the Lenders, all other Loan Documents and the other agreements entered into in connection therewith; (iii) an incumbency certificate of Guarantor; and (iv) evidence of Guarantor’s good standing in the State of Texas;

(xi) with respect to the initial Advance, Borrower shall have provided to Agent an opinion of Borrower’s and Guarantor’s outside counsel addressing such issues as Agent or any Lender may request with respect to this Agreement, any other Loan Document and the transactions contemplated thereby to include, without limitation, opinions related to (i) due authority, execution and delivery; (ii) enforceability; (iii) creation and perfection; (iv) no conflicts with law or other agreements; and (v) no consents/approvals/authorizations required;

(xii) evidence that all UCC-1 filings (including any precautionary UCC-1 fixture filings) in respect of the Collateral have been made;

(xiii) subject to Section 5(s), a duly executed collateral assignment of each Material Document and each Supplier Consent;

(xiv) a duly executed Advance Request and Note;

(xv) such other certificates, documents, opinions, agreements, approvals, or consents relating to the transactions contemplated by or related to this Agreement, the other Loan Documents and the Collateral, as may be necessary or reasonably requested by Agent or each such Lender;

(b) all representations and warranties contained in this Agreement and each other Loan Document shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects as of such earlier date);

(c) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loan or Advance, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or any of the other Loan Documents; or (ii) would reasonably be expected to have a Material Adverse Effect;

(d) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of the Loan and immediately after giving effect thereto;

Schedule B – Page 2

(e) no change that has, or could reasonably be expected to have, a Material Adverse Effect has occurred and is continuing;

(f) Agent shall have a valid and perfected first priority security interest in and lien upon the Collateral subject to such Advance and such Collateral shall be free and clear of all Liens, other than Permitted Liens, and Borrower shall have delivered to Agent such evidence thereof as Agent may require;

(g) [reserved];

(h) Agent and the applicable Lender shall have completed a review of any records and such other information with respect to the Collateral, the business and financial condition of the Loan Parties as Agent and such Lender may reasonably require (including, without limitation, such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent and such Lender to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent and such Lender; and

(i) Borrower shall have paid, or will pay simultaneously with the funding of such Advance (i) to the Sole Arranger, the Closing Fee and any attorneys’ fees and expenses incurred by the Sole Arranger in connection with the negotiation and closing of this Agreement and the transactions contemplated thereby (in excess of any expense deposit held by the Sole Arranger for the payment thereof) and (ii) to each Secured Party, any fees and expenses of the Secured Parties payable in accordance with the terms of this Agreement.

Schedule B – Page 3

Exhibit A

Form of Assignment & Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Master Loan Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “MLSA”), receipt of a copy of which is hereby acknowledged by Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and accepts from Assignor, subject to and in accordance with the Standard Terms and Conditions and the MLSA, as of the Effective Date inserted by Agent as contemplated below (i) all of Assignor’s rights and obligations in its capacity as a Lender under the MLSA and any other documents or instruments delivered pursuant thereto to the extent related to the amount of and percentage interest in the Note(s) identified below of all such outstanding rights and obligations of Assignor in its capacity as a Lender under the MLSA and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the MLSA, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by Assignor.

1.	Assignor:	[_______]

2.	Assignee:	[_______]

3.	Issuer:	Fermi High Voltage Warehouse LLC, as borrower under the MLSA

4.	Agent:	Keystone National Group, LLC, as the administrative agent under the MLSA

5.	LSA:	The Master Loan Agreement, dated as of February 19, by Fermi High Voltage Warehouse LLC, as borrower, in favor of Lenders from time to time party thereto, Keystone National Group, LLC, as Agent, and Cape Commercial Finance LLC, as Sole Arranger and Initial Lender

Exhibit A – Page 1

6.	Notes:	Aggregate Amount of outstanding Notes held by all Lenders: $[__]

Aggregate Amount of Note(s) held by Assignor: $[__]

Amount of Note(s) Assigned by Assignor: $[__]

Percentage of Note(s) Assigned:

as a percentage of Assignor’s Note(s): [__]%[1]

as a percentage of the Loan: [__]%[1]

7.	[Assignee hereby requests delivery of a physical Note in its name.] [Assignee hereby requests no delivery of a physical Note in its name.]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Assignee agrees, upon request, to deliver to Agent a completed Administrative Questionnaire in Agent’s standard form.

[Signature Pages to Follow]

[1]	Stated to 9 decimal places.

Exhibit A – Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

Agent

KEYSTONE NATIONAL GROUP, LLC

By:
Name:
Title:

Accepted:

[Borrower

Fermi High Voltage Warehouse LLC

By:
Name:
Title:	][2]

[2]	Borrower signature block to be included if required by Section 12(c) of MLSA.

Exhibit A – Page 3

ANNEX 1
to
ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

(a) Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Note, (ii) the Note is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the MLSA or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any subsidiary or Affiliate of Borrower or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for Assignee to become a Lender under the MLSA or any other Loan Document or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by Borrower, any subsidiary or Affiliate of Borrower, or any other Person of any of their respective obligations under any Loan Document.

(b) Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the MLSA, (ii) it satisfies the requirements, if any, specified in the MLSA and under applicable law that are required to be satisfied by it in order to acquire the Note and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the MLSA as a Lender thereunder and, to the extent of the Note, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the MLSA, together with copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Note on the basis of which it has made such analysis and decision independently and without reliance on Agent, any arranger or any other Lender or their respective Affiliates, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the MLSA, duly completed and executed by Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, any arranger, Assignor or any other Lender or their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Note (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by Assignee and Assignor by electronic signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Page 4

Exhibit B

Form of Request for Advance

FORM OF ADVANCE REQUEST

Via Electronic Mail

Keystone National Group, LLC, as Agent

Re:	Request for Advance

Ladies and Gentlemen:

Pursuant to that certain Master Loan Agreement dated as of February [__], 2026 (the “MLA”) by and among Fermi High Voltage Warehouse LLC, as a Borrower, Keystone National Group, LLC, as Agent, and the Lenders from time to time party thereto, Borrower hereby request that the Lender specified below fund an Advance as set forth below.

Loan Request
Advance Amount	$[____________]
Funding Lender	[_____________]
Description of Note to which subject Advance relates	Promissory Note No. [__] dated [_____]
Requested Borrowing Date	[_____________]
Availability under Note (both before and after giving effect to the proposed Advance)	$[____________]
Disbursement Instructions: Attached hereto as Schedule I please find a completed flow of funds memorandum for the requested Advance, including payees, applicable amounts and uses of proceeds for the Advance, wire transfer instructions and callback detail for wire verifications as to all payees.

We will promptly supply such additional pertinent information and documentation as you may request in connection with the Advance requested hereunder. The Advance requested hereunder is subject in all respects to the terms and conditions of the MLA and the Note referenced above.

To induce the funding Lender identified above to make the Advance requested hereunder, Borrower hereby represents and warrants to Agent and the Lenders, as of the date hereof and on the borrowing date for such Advance, as follows:

(a) No Event of Default has occurred and is continuing or will result from the making of the Advance under this Advance Request;

(b) The conditions precedent set forth in Schedule B of the MLA, to the extent applicable to this Advance, are fully satisfied as of the date hereof;

(c) The representations and warranties of Borrower set forth in Section 4 of the MLA are true and correct in all material respects.

[Execution Page Follows]

Exhibit B – Page 1

Sincerely,

FERMI HIGH VOLTAGE WAREHOUSE LLC

By:
Name:
Title:

Exhibit B – Page 2

Exhibit C

Form of Promissory Note

PROMISSORY NOTE NO. [__]

Principal: $[_____]	Date: [_____]

FOR VALUE RECEIVED, Fermi High Voltage Warehouse LLC, a Texas limited liability company ( “Borrower”) promises to pay to the order of [_____] (together with the successors, assigns, and subsequent holders of this Note, “Lender”), the principal amount of [_____] ($[_____]) (or so much thereof as shall have been advanced and remain unpaid and outstanding hereunder), with interest on the principal amount outstanding hereunder as provided herein.

In consideration of the premises, provisions and covenants contained herein and in the MLA (as defined below), Borrower and Lender agree as follows:

Section 13. Definitions; Note under MLA.

This Promissory Note (this “Note”) is a Note referenced in and subject to that certain Master Loan Agreement, dated as of February [__], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “MLA”), among Borrower, the Lenders from time to time party thereto, Keystone National Group, LLC, as Agent, and Cape Commercial Finance LLC, as Sole Arranger. Capitalized terms used, but not expressly defined herein shall have the meanings as set forth in the MLA. This Note shall be construed as supplemental to the MLA and shall form a part thereof, and the MLA is hereby incorporated by reference herein and, together with all of the other Loan Documents, is hereby ratified, approved and confirmed, as so supplemented (and without limiting any of the terms and conditions thereof).

Borrower hereby affirms its absolute and unconditional promise to Lender to pay the Loan and all other amounts due with respect to the Loan, the MLA as amended hereby, and the other Loan Documents, at the times and in the amounts provided for herein or therein.

Section 14. Advance Terms.

Borrower may request Advances hereunder from time to time in writing by submitting an Advance Request therefor during the Availability Period in accordance with Section 2 of the MLA. Each Advance shall be subject to all terms and conditions of the MLA, including, without limitation, Section 2 and Schedule B thereof. In addition to such terms and conditions to Advances as may from time to time be applicable pursuant to the MLA, the following terms and conditions shall apply to this Note:

(a) The maximum original principal amount of all Advances hereunder shall not exceed $[_____] (the “Maximum Principal Availability”), and the availability of Advances hereunder in respect of such amounts shall be subject to the following additional terms: [_____];

(b) The Availability Period with respect to Advances hereunder shall commence on the Closing Date and continuing until the earlier to occur of (i) [_____], (ii) the date on which the Applicable Collateral subject hereto has been fully delivered and installed at the applicable Eligible Location therefor in accordance with the related Supply Contract, and the Borrower has accepted delivery thereof, and (iii) the Acceptance Deadline with respect to the Applicable Collateral subject hereto;

Exhibit C – Page 1

(c) Advances hereunder shall be applied solely for purposes of financing or refinancing the Applicable Collateral described herein;

(d) The Acceptance Deadline with respect to the Applicable Collateral subject hereto is [_____];

(e) The Borrower Equity Contribution with respect to the Applicable Collateral subject hereto is [_____][.]; and

[(f) Borrower shall pay to Lender the applicable Undrawn Payment Amount (if any) as and when required pursuant to Section 3 hereof.]

Section 15. Payment Terms; Undrawn Payment Amount.

Interest shall accrue on the outstanding principal balance of this Note at the rate of [_____] percent ([_____]%) per annum, computed on the basis of a 360-day year for the actual number of days elapsed; provided, however, that upon the occurrence and during the continuance of any Event of Default, interest shall accrue on the outstanding principal balance hereunder at the Default Rate.

This Note shall be payable in installments as follows: (a) Borrower shall make monthly payments equal to all accrued unpaid interest on the outstanding principal balance under this Note in arrears on the first day of each calendar month (each, a “Payment Date”), commencing on the first Payment Date occurring after the date hereof and continuing thereafter, and (b) commencing on the Payment Date occurring on [_____] (the “Conversion Date”) and continuing on each Payment Date thereafter through and including the Stated Maturity Date (as hereafter defined), Borrower shall make monthly payments of principal and interest on each Payment Date equal to the sum of (i) all accrued unpaid interest on the outstanding principal balance under this Note, in accordance with the foregoing subclause (a), plus (ii) an amount equal to [_____] ([_____] %) of the outstanding principal balance under this Note as of the Conversion Date. On [_____] (the “Stated Maturity Date”), Borrower shall pay the entire unpaid principal amount of this Note, together with all accrued and unpaid interest hereon and the Undrawn Payment Amount (if any). Except as otherwise provided in the MLA, each payment by Borrower hereunder shall be applied, first, to the payment of interest accrued on the unpaid principal amount hereof to the date of such installment and, second, to the reduction of such unpaid principal amount.

[In addition to all other amounts payable under this Note, on the earliest to occur of (a) the Stated Maturity Date, (b) the Acceptance Deadline with respect to the Applicable Collateral subject hereto or (c) the acceleration of the Obligations hereunder upon the occurrence and during the continuance of an Event of Default (the earliest to occur of (a) through (c), the “Undrawn Payment Amount Determination Date”), Borrower shall pay to Lender an amount (the “Undrawn Payment Amount”) equal to the product of (y) two percent (2.00%), multiplied by (z) the excess of (i) the Maximum Principal Availability hereunder, minus (ii) the aggregate original principal amount of all Advances funded by Lender hereunder through the Undrawn Payment Amount Determination Date. In the event the aggregate original principal amount of all Advances funded by Lender hereunder through the Undrawn Payment Amount Determination Date equals the Maximum Principal Availability hereunder, no Undrawn Payment Amount shall be payable by Borrower.]

Exhibit C – Page 2

All payments hereunder shall be made in lawful money of the United States and in immediately available funds and, unless otherwise directed by Lender, shall be remitted to Agent, for the benefit of the Lender, as and when such payments are required hereunder.

Section 16. Applicable Collateral. Advances hereunder shall be applied by Borrower solely for purposes of financing or refinancing the purchase by Borrower of the Equipment Collateral described on Schedule I attached hereto, which Equipment Collateral, each Supply Contract and all purchaser orders and other contracts and agreements providing Borrower with rights to purchase or otherwise obtain title to such Equipment Collateral, each Asset Transfer Agreement relating to such Equipment Collateral, each Material Document relating to such Equipment Collateral, all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements and replacements thereof or thereto, and any and all proceeds thereof, including, without limitation, proceeds of insurance, shall collectively constitute the Applicable Collateral for this Note.

Section 17. Reinstatement. To the extent permitted by law, this Note and the rights and powers granted to and Lender hereunder and under the Loan Documents will continue to be effective or be reinstated if at any time any amount received by Agent or Lender in respect of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for any Loan Party or any substantial part of its assets, or otherwise, all as though such payments had not been made.

Section 18. Prepayment; Acceleration.

This Note shall be subject to prepayment from time to time in accordance with Section 2(j) of the MLA, and, subject to Section 9 of the MLA, on demand upon the occurrence and during the continuance of an Event of Default. Borrower shall not have the right to prepay this Note except in accordance with Section 2(j). Any partial prepayment pursuant to Section 2(j) of the MLA shall be applied to the installments hereof in the inverse order of maturity.

Upon the Stated Maturity Date, the entire unpaid principal amount on this Note, together with all accrued interest and other amounts payable hereunder (the “Total Obligation”), shall be immediately due and payable without further notice or demand. In the event of (a) the acceleration of the maturity of this Note in accordance with the terms of the MLA and the other Loan Documents or (b) Borrower’s failure to pay in full and in good, immediately available funds the Total Obligation when otherwise due (after giving effect to any applicable grace period), then the entire Total Obligation, together with all interest, fees and other amounts payable thereon or in connection herewith shall then be immediately due and payable together with interest on all such amounts at the Default Rate, from the date of such maturity or acceleration, as the case may be, until all such amounts have been paid in full in good, immediately available funds. If any payment on this Note becomes payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

Section 19. Waivers. Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice. Borrower agrees to pay all amounts under this Note without offset, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived.

Exhibit C – Page 3

Section 20. Compliance with Law. Agent, Lender, Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect. Neither Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this paragraph shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in violation of Applicable Law in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations hereunder shall otherwise collect amounts which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or such holder’s option, promptly returned to Borrower upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under Applicable Law, Lender and Borrower (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest through the entire contemplated term of this Note in accordance with the amount outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest permitted under Applicable Law.

Section 21. Representations and Warranties. By delivering this Note, Borrower hereby represents and warrants that:

(a) Other than such representations and warranties expressly relating solely to an earlier date, all representations and warranties contained in the MLA are true and correct with the same effect as though such representations and warranties have been made on and as of the date hereof and after giving effect to this Note on the date hereof;

(b) on the date hereof, the Applicable Collateral is located at the Eligible Location specified on Schedule I attached hereto;

(c) Schedule I attached hereto sets forth the true and correct model number, serial number and vehicle identification number (if applicable) of each item of the Applicable Collateral that is the type of equipment or other asset that is generally assigned a model, serial number or vehicle identification number;

(d) on the date hereof, none of the Applicable Collateral is subject to contractual obligations that may materially restrict or inhibit Lender’s rights or abilities to sell or dispose of the Applicable Collateral or any part thereof during the continuance of an Event of Default; and

(e) Agent, for the benefit of the Lenders, holds a perfected, first-priority and exclusive security interest in the Applicable Collateral, securing the payment of all the Obligations.

Section 22. Variation. This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by Borrower, Agent and Lender (or any subsequent holder hereof).

Section 23. Incorporation of General Provisions. The terms and provisions of Section 12 of the MLA are incorporated into this Note by reference as if such provisions were fully set forth herein mutatis mutandis and shall be applicable to this Note and the matters addressed herein in all respects.

Section 24. Assignment. This Note shall be binding upon the successors and assigns of Borrower and inure to the benefit of Lender and its successors, endorsees and assigns; provided, however, that Borrower shall not assign this Note or any obligations hereunder without the prior written consent of Agent and Lender (in their sole and absolute discretion) and otherwise in compliance with all terms and conditions of the MLA.

[Signature Page Follows]

Exhibit C – Page 4

IN WITNESS WHEREOF, Borrower has caused this Promissory Note No. [__] to be executed by Borrower’s duly authorized representative as of the date first above written.

Fermi High Voltage Warehouse LLC,
as Borrower

By:
Name:
Title:

Accepted as of the date first above written:

KEYSTONE PRIVATE INCOME FUND,
as Lender

By:
Name:
Title:

Exhibit C – Page 5